Exhibit 99.1

Alaska Pacific Bancshares, Inc.

News Release
For Immediate Release
ALASKA PACIFIC BANCSHARES, INC. REPORTS
SECOND QUARTER EARNINGS FOR 2010

JUNEAU, Alaska, August 13, 2010 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today announced its second quarter results for the quarter ended June 30, 2010.  Net income not excluding preferred stock dividend and discount accretion for the second quarter of 2010 and 2009 was $195,000 and $140,000, respectively.  After preferred stock dividend and discount accretion of $46,000 and $74,000, net income available to common shareholders for the second quarter of 2010 and 2009 was $149,000 and $66,000, or $0.23 and $0.10 per diluted share, respectively.

Mortgage banking income increased $10,000 (10.5%) to $105,000 for the second quarter of 2010 compared to $95,000 for the quarter ended March 31, 2010 and decreased $116,000 (52.5%) compared to $221,000 for the quarter ended June 30, 2009.  The decrease from the comparable period in the prior year is associated with a decline in mortgages originated for sale.

Other noninterest income increased $65,000 (24.3%) to $332,000 for the second quarter of 2010 from March 31, 2010 and increased $20,000 (6.4%) from the quarter ended June 30, 2009.  Noninterest expense decreased $38,000 (1.8%) to $2.1 million for the second quarter of 2010 from March 31, 2010 and decreased $208,000 (9.1%) from the quarter ended June 30, 2009.  The decrease from the comparable period in the prior year is a result of a decrease in compensation expense and real estate owned and repossessed asset expense.

The provision for loan losses decreased $429,000 to $292,000 for the quarter ended June 30, 2010 compared to $721,000 for the quarter ended March 31, 2010 and increased $202,000 compared to $90,000 for the quarter ended June 30, 2009.  The allowance for loan losses at June 30, 2010 was $2.2 million, representing 1.39% of total loans outstanding and 40% of total non-performing loans.  Total non accrual loans were $2.1 million at June 30, 2010 compared with $3.1 million at March 31, 2010 and $7.2 million at June 30, 2009.  In addition, the Bank’s real estate owned and repossessed assets were $2.9 million at June 30, 2010 compared with $2.9 million at March 31, 2010 and $69,000 at June 30, 2009.  There was a $296,000 net loan charge off for the quarter ended June 30, 2010 compared to a $302,000 net loan charge off for the quarter ended March 31, 2010 and a $20,000 net loan recovery for the quarter ended June 30, 2009.

Interest income decreased $179,000 (6.9%) to $2.4 million for the second quarter of 2010 compared to the second quarter of 2009, reflecting a 7.7% decrease in average loans offset with an increase in yield on loans and other earning assets.  The net interest margin on average earning assets was 5.28% for the second quarter in 2010 compared with 4.74% in the second quarter of 2009.

Loans (before the allowance and excluding loans held for sale) were $157.3 million at June 30, 2010, an increase of $757,000, or 0.5% from March 31, 2010, and a decrease of $10.4 million, or 6.2% from June 30, 2009.  Deposits at June 30, 2010, were $146.1 million, a $3.2 million (2.2%) increase from March 31, 2010 and a $6.6 million (4.4%) decrease from June 30, 2009.  The increase in deposits in the second quarter of 2010 compared to the first quarter of 2010 is primarily attributable to a seasonal increase in consumer and commercial demand deposit accounts.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets; change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; the possibility that we will be unable to comply with the conditions imposed upon us in the Memorandum of Understanding entered into with the Office of Thrift Supervision, including but not limited to our ability to reduce our non-performing assets, which could result in the imposition of additional restrictions on our operations including the possibility of a formal enforcement action such as a cease and desist order; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates;

increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; time to lease excess space in Company-owned buildings; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:       Julie M. Pierce                                                                                                             Craig E. Dahl
Senior Vice President and CFO                                                      or                       President and CEO
907-790-5135                                                                                                                 907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Second Quarter 2010
(dollars in thousands, except per-share amounts)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Condensed Statement of Operations:
Interest income	$2,414	$2,395	$2,593
Interest expense	292	321	523
Net interest income	2,122	2,074	2,070
Provision for loan losses	292	721	90
Mortgage banking income	105	95	221
Other noninterest income	332	267	312
Noninterest expense	2,072	2,110	2,280
Net income (loss) before income tax	195	(395)	233
Provision for income tax	-	-	93
Net income (loss)	195	(395)	140
Preferred stock dividend and discount accretion
Preferred stock dividend	29	60	59
Preferred stock discount accretion	17	15	15
Net income (loss) available to common shareholders	$149	$(470)	$66

Earnings (loss) per share:
Basic	$0.23	$(0.72)	$0.10
Diluted	$0.23	$(0.72)	$0.10

Performance Ratios:
Return on average equity	4.16%	(8.46)%	2.63%
Return on average assets	0.45	(0.90)	0.30
Yield on average interest-earning assets	6.01	5.92	5.94
Cost of average interest-bearing liabilities	0.93	1.01	1.55
Interest rate spread	5.08	4.91	4.39
Net interest margin on:
Average interest-earning assets	5.28	5.13	4.74
Average total assets	4.85	4.75	4.45
Efficiency ratio (a)	84.43	90.13	95.72

Average balances:
Loans	$155,916	$156,973	$168,908
Interest-earning assets	160,690	161,819	174,711
Assets	175,005	174,671	186,013
Interest-bearing deposits	113,894	114,548	117,823
Total deposits	141,093	140,754	143,390
Interest-bearing liabilities	126,063	127,683	135,306
Shareholders' equity	18,750	18,669	21,257

Average shares outstanding:
Basic	654,486	654,486	654,486
Diluted	654,486	654,486	654,486

	June 30,	March 31,	June 30,
	2010	2010	2009
Balance sheet data:
Total assets	$177,616	$176,812	$187,449
Loans, before allowance	157,287	156,530	167,694
Loans held for sale	1,267	824	793
Investment securities	2,405	2,510	2,883
Total deposits	146,067	142,865	152,715
Federal Home Loan Bank advances	9,100	12,900	10,177
Shareholders' equity	18,843	18,660	21,304

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$21.49	$21.21	$25.25

Asset quality:
Allowance for loan losses	$2,201	$2,204	$2,864
Allowance as a percent of loans	1.39%	1.41%	1.71%
Nonaccrual loans	$2,121	$3,087	$7,170
Total nonperforming assets	5,026	5,943	7,239
Impaired loans	11,484	11,623	15,257
Estimated specific reserves for impairment	759	889	1,614
Net charge offs (recoveries) for quarter	296	302	(20)
Net charge offs (recoveries) YTD	598	302	(25)
Other real estate owned and repossessed assets	2,905	2,856	69

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.

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